UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2009

DDi Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-30241	06-1576013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Simon Circle Anaheim, California	92806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 688-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On October 16, 2009, Sally Edwards, the Chief Financial Officer of DDi Corp. (the “Company”), resigned as an officer of the Company and as an officer and director of all of the Company’s subsidiaries and affiliates.

(c) On October 20, 2009, the Board designated Mikel H. Williams, 52, the Corporation’s President, Chief Executive Officer and member of the Board of Directors, as the Company’s “principal financial officer” and “principal accounting officer” for purposes of filings with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Mr. Williams shall hold the positions of “principal financial officer” and “principal accounting officer” until a permanent replacement for those positions is appointed. Prior to being named by the Board to be President and Chief Executive Officer of the Company, Mr. Williams held the position of Chief Financial Officer of the Corporation, serving as both the “principal financial officer” and “principal accounting officer” for SEC reporting purposes.

Mr. Williams was not selected pursuant to any arrangement or understanding between he and any other person. There are no family relationships between Mr. Williams and the directors and other executive officers of the Company. Mr. Williams’ business experience has been previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2009 under the caption “Election of Directors” and such disclosure is incorporated herein by reference. Mr. Williams did not receive any additional compensation or receive any benefits under any applicable Company plan, contract or arrangement as a result of the temporary assumption of the duties of “principal financial officer” and “principal accounting officer.”

On October 20, 2009, the Board of Directors (the “Board”) appointed Bill Larkin as the Interim Chief Financial Officer of the Company. Mr. Larkin also will serve as the Interim Chief Financial Officer of the Company’s wholly-owned subsidiaries. The Company is actively conducting a search to hire a permanent CFO.

Mr. Larkin, 39, served as Chief Financial Officer of Fuel Systems Solutions, Inc. (“FSS”) from May 2008 to May 2009, and served as corporate controller and chief accounting officer of FSS from November 2006 to May 2008. Prior to joining FSS, Mr. Larkin served as director of financial reporting at Standard Pacific Corp, from July 2003 to November 2006, where he was responsible for SEC reporting and Sarbanes Oxley Act Section 404 compliance. Earlier, he served as an auditor at Deloitte & Touche LLP, based in Los Angeles, which he joined in 1997. He earned a Bachelor of Science degree in accounting from the University of Southern California and is a certified public accountant.

Mr. Larkin was not selected pursuant to any arrangement or understanding between he and any other person. There are no family relationships between Mr. Larkin and the directors and executive officers of the Company. Other than his salary, Mr. Larkin will be an at-will employee of the Company with no written employment agreement. His annual salary was set at $200,000.

(e) On October 16, 2009, the Company and Ms. Edwards entered into a Separation Agreement and General Release (the “Separation Agreement”) which will become effective at the close of business on October 23, 2009, unless it is revoked by Ms. Edwards before that date and time. Pursuant to the Separation Agreement, Ms. Edwards will (i) receive severance payments of $250,000 equal to twelve (12) months of Ms. Edwards’s base salary; (ii) be eligible to receive a pro rata portion of the bonus, if any, under the DDi Corp. Senior Management Bonus Program; and (iii) retain insurance coverage under COBRA for the period beginning on November 1, 2009 through October 31, 2010. In addition, the Company will accelerate the vesting of the following unvested restricted share awards granted to Ms. Edwards under the Company’s 2005 Stock Incentive Plan that would have vested during the severance period: (x) 13,333 restricted share units scheduled to vest on October 28, 2009 and (y) 6,667 shares scheduled to vest on December 4, 2009.

Ms. Edwards acknowledges under the Separation Agreement that certain provisions of her Employment Agreement shall extend beyond the resignation date, including provisions relating to proprietary information obligations and obligations of non-solicitation of Company employees and contractors. The Separation Agreement contains a general release by Ms. Edwards of all claims against the Company and its affiliates and representatives.

The Separation Agreement also contains other customary provisions including Ms. Edwards’ statutory rights under the Older Workers Benefit Protection Act which permits her to revoke portions of the Separation Agreement within a seven day period after October 16, 2009. If Ms. Edwards elects to revoke portions of the Separation Agreement she would not be entitled to the severance benefits in the Separation Agreement.

A copy of the Separation Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Separation Agreement is only a summary and is qualified in its entirety by reference to Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Separation Agreement and General Release between DDi Corp. and Sally Edwards dated October 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.

Date: October 20, 2009	By:	/s/ Kurt E. Scheuerman
Kurt E. Scheuerman Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Separation Agreement and General Release between DDi Corp. and Sally Edwards dated October 16, 2009.